Exhibit 99.1

     PREMIERWEST BANK EXPANDS CALIFORNIA PRESENCE

MEDFORD, OR – February 19, 2009 – Jim Ford, Chief Executive Officer of PremierWest Bancorp (NASDAQ: PRWT), the parent company of PremierWest Bank announced today the execution of a purchase and assumption agreement with Wells Fargo Bank which results in the transferring of two branches of Wachovia Bank, N.A. in Davis and Grass Valley, California to PremierWest. Wells Fargo & Company acquired Wachovia Corporation December 31, 2008. As of December 31, 2008, the deposit liabilities to be assumed by PremierWest through this transaction were approximately $499 million with loans to be assumed of approximately $1 million. The transaction is subject to customary closing conditions and is expected to be completed during the second quarter of 2009.

The acquisition will increase the number of PremierWest’s California branches to 24 and total branches to 48 and will increase PremierWest’s California deposits to approximately $974 million and total bank deposits to $1.7 billion. As of December 31, 2008 the Davis and Grass Valley branches had total deposits of approximately $251 million and $247 million, respectively. PremierWest’s capital levels will remain well in excess of regulatory minimums for “Well Capitalized” institutions following closing of the transaction.

“This acquisition continues our market expansion efforts in northern California, adds to our greater Sacramento footprint and enhances our commitment to provide high quality customer service through a broad array of financial products to businesses and individuals in our California communities,” said Jim Ford. Ford continued, “We are particularly excited with the opportunity of welcoming the customers and employees of the Davis and Grass Valley branches to the PremierWest family. We look forward to becoming active members of the Davis and Grass Valley communities and are eager to introduce PremierWest’s local brand of service to the residents and businesses of Grass Valley and Davis.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the acquisition of branches in Davis and Grass Valley, California, which are subject to additional risks related to regulatory approval, satisfaction of closing conditions and integration of operations.